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                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
Enterbank Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-42204, 333-43365, and 333-82087) on Form S-8 of Enterbank Holdings, Inc. of our report dated March 27, 2002, with respect to the consolidated balance sheets of Enterbank Holdings, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Enterbank Holdings, Inc.

St. Louis, Missouri
March 29, 2002